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                                                                    EXHIBIT 10.1

                        SETTLEMENT, RELEASE, COVENANT NOT
                   TO SUE, WAIVER AND NON-DISCLOSURE AGREEMENT

         WHEREAS, DOUGLAS M. ATKIN, individually and on behalf of all his successors, heirs, executors, administrators, legal representatives, and assigns (hereinafter referred to collectively as "Atkin"), and INSTINET GROUP INCORPORATED, on behalf of its parents, subsidiaries, divisions and affiliates, and their respective predecessors, successors, assigns, representatives, officers, directors, shareholders, agents, employees and attorneys (hereinafter referred to collectively as "Instinet"), have reached agreement with respect to all matters arising out of Atkin's employment with Instinet and the termination thereof;

         NOW, THEREFORE, in consideration of the mutual convenants and undertakings set forth herein, Atkin and Instinet agree as follows:

         1. Termination of Employment. By mutual agreement between the parties, Atkin's employment with Instinet shall terminate on May 1, 2002 ("Termination Date"). Through the Termination Date, Instinet will continue to pay Atkin at his current base salary of $500,000 per annum, with continuation of Instinet's benefit and fringe programs through such date. Atkin hereby resigns from each of his employment and director positions with Instinet and its affiliates, effective as of the Termination Date. Atkin shall execute and deliver such documents evidencing such resignations as Instinet may reasonably request from time to time.

         2. Vested Payments and Benefits. Neither Atkin's separation from Instinet nor this Agreement shall alter or affect in any way Atkin's vested rights, if any, to payments and benefits pursuant to the Instinet 401(k) Plan, SERP Plan, Deferred Bonus Plan, or ESPP Plan as of the Termination Date. Atkin shall also promptly receive payment for any accrued but unused vacation, and reimbursement for outstanding business expenses.


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         3. Separation Payments and Benefits. Instinet will pay Atkin the amounts described below, subject to the provisions of this Agreement. The payments to be provided by Paragraphs 2 and 3 of this Agreement are in place of, and not in addition to, payments Atkin would otherwise be entitled to pursuant to any policy or practice of Instinet. All payments made pursuant to this paragraph will be reduced by any and all applicable payroll deductions including, but not limited to, federal, state and local tax withholdings.

         (a) Severance Payments. Instinet will pay Atkin severance payments for a 2-year period (the "Severance Period") at the rate of $500,000 per annum ("Severance Payments") from the Termination Date through May 1, 2004. During the Severance Period, Atkin will be eligible to continue his current health and dental coverage for himself and his family as if an active employee, but will not be eligible for life insurance, long-term disability insurance or any other benefits. At the end of such period, he shall be entitled to his rights under COBRA measured from that date. At any time during the Severance Period, Atkin may elect to have Instinet accelerate the Severance Payments and to receive all remaining payments in a lump sum. All Instinet payment towards Atkin's health and dental benefits will terminate, however, upon such lump sum payment and Atkin's COBRA rights shall commence.

         (b) 2002 Pro Rata Bonus. As a pro rata bonus for calendar year 2002, Instinet will

                  (i)      pay Atkin $492,918 in February 2003; and

                  (ii) within ten days of the effectiveness of this Agreement, grant to Atkin 94,000 options under the Instinet 2000 Stock Option Plan, such options to have the following terms and conditions:

                           -        term that expires June 1, 2005;



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                           -        an exercise price equal to the
                                    Nasdaq-reported closing sale price on April
                                    30, 2002, regular way, for INET Common
                                    Stock; and

                           - cliff-vesting on February 28, 2003, the only condition of which shall be Atkin's compliance with this Agreement.

         (c) 200% of Average Annual Bonus. Instinet agrees to pay Atkin two equal installments of $1,375,000 each, the first such installment to be paid in February 2003 and the second such installment to be paid in May 2003.

         (d) Ex Gratia Payment. Instinet will pay Atkin a one-time ex gratia payment of $325,000 within ten days of the effectiveness of this Agreement.

         (e) Restricted Stock. Atkin's rights to 32,938 shares of Instinet restricted stock, which were granted on February 15, 2002 and documented in a Restricted Stock Unit agreement dated March 20, 2002, will fully vest on February 15, 2003, provided that Atkin complies with the terms of this Agreement.

         4. Return of Instinet Property. Except as provided in the next sentence, Atkin agrees to return to Instinet by no later than the Termination Date, any and all property (including but not limited to files, records, computer software, computer access codes, cellular phones, fax machines, company IDs, business credit cards, proprietary and confidential information) which belongs to Instinet, and shall not retain any copies, duplicates or excerpts thereof, provided that Instinet shall make available to Atkin any documents he hereafter needs to refer to with regard to his service with Instinet as a result of any third party claims or proceedings. The foregoing sentence notwithstanding, Atkin may keep his Instinet-provided home computers, printers and related items in New York, New York and in Sag Harbor, New York at no charge to him.


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         5. Outplacement Services. At the request of Atkin, Instinet will make available executive outplacement services to Atkin at a level comparable for his position, to be provided by a mutually agreeable outplacement firm, for a period of up to one year.

         6. Instinet Options. Instinet agrees that all options granted by Instinet to Atkin under the Instinet 2000 Stock Option Plan (including those granted in 2000) will continue to vest during the Severance Period. On the last day of the Severance Period (May 1, 2004), each outstanding but unvested options shall vest 100% and all options shall remain outstanding until, and expire upon, the 30th day following the first anniversary of such end of the Severance Period (June 1, 2005). All outstanding options held by Atkin during this period prior to expiration will be adjusted in the same manner as those outstanding options held by active employees.

         7. Office and Telephone. Instinet agrees to provide Atkin with use of a private office with telephone at one of Instinet's facilities in New York, New York at no cost to Atkin, for the period from his Termination Date through December 31, 2002.

         8. Full Satisfaction. Atkin, by entering into this Agreement, accepts the benefits to be conferred on his hereunder in full and complete satisfaction of any and all asserted and unasserted claims of any kind or description against Instinet as of the date of this Agreement, including, but not limited to, claims arising under any federal, state and local fair employment practice law, workers' compensation law, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, the Americans With Disabilities Act of 1990, as amended, the Civil Rights Acts of 1866 and 1871, and, except as otherwise expressly set forth herein, of any other duty and/or other employment related obligation (all of which are hereinafter referred to as "employment relations laws") as well as any claims arising


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from his Employment Agreement with Instinet dated April 2, 2001, tort, tortious course of conduct, contract, obligations of "good faith," public policy, statute, common law, equity, and all claims for wages and benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys' fees and costs.

         9.       Release

         (a) Atkin acknowledges that certain payments provided for in this Agreement are in excess of the amount that Atkin would otherwise be entitled to receive and that Instinet has no obligation to enter into this Agreement. In consideration thereof, Atkin releases and discharges Instinet from any and all liability, and waives any and all rights of any kind and description that he has or may have against Instinet as of the date of this Agreement, including, but not limited to, any asserted and unasserted claims arising from any employment relations laws, tort, tortious course of conduct, contract (including without limitation Atkin's Employment Agreement with Instinet dated April 2, 2001), public policy, statute, common law, and equity, and claims for wages and benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys' fees and costs. The foregoing notwithstanding, Atkin's release and waiver do not apply to: (a) his rights arising out of this Agreement; (b) any rights that Atkin and any covered dependents may have to purchase health benefit continuation coverage under federal law commonly known as COBRA; (c) any accrued benefits which have vested under the terms of the qualified and nonqualified retirement plans maintained by Instinet as such plans may be amended from time to time; (d) any rights that Atkin may have to indemnification under Instinet's general corporate indemnity, Bylaws, certificate of incorporation, plans or agreements or at law as an officer or director of Instinet and its affiliates or as a fiduciary of any benefit plan of any of the foregoing; or (e) any rights to director's and officer's insurance coverage or fiduciary coverage (which Instinet agrees to continue to cover Atkin under to the same extent it covers its active officers, directors and fiduciaries).


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         (b) Instinet releases and discharges Atkin from any and all liability, and waives any and all rights of any kind and description that it has or may have against Atkin as of the date of this Agreement, regarding which Instinet has actual knowledge or should have had knowledge, other than rights under this Agreement or arising as a result of any criminal act of Atkin.

         10. Non-Competition Covenant. Atkin agrees that he will not, through May 1, 2003, directly or indirectly, engage as officer, employee, agent, partner, director, consultant or substantial stockholder (i.e., more than 1 percent of the outstanding common stock) of:

         (a) any of the following companies or their current subsidiaries or affiliates: Island ECN; MarketXT; Archipelago Holdings L.L.C. - Redi-Book, Terra Nova or Townsend Analytics, Inc.; LiquidNet; Strike; Ecross Net; Brass Holdings, Brut ECN or Sungard; Bloomberg; Optimark; ITG; Primex; Cybercorp; Tradescape; Track ECN; New York Stock Exchange, Inc., the Nasdaq Stock Market, the American Stock Exchange; or

         (b) any ECN or the US-based electronic trading division or unit of any financial services firm, provided that the foregoing prohibition shall not prevent Atkin from working for a financial services firm so long as Atkin is not working in the ECN or US-based electronic trading division or unit.

         11. Non-Solicitation Covenant. Atkin further agrees that he will not
(i) through May 1, 2003, directly or indirectly solicit (other than through general solicitation) any employee of Instinet (other than Atkin's former executive assistant) to leave the employ of Instinet, or (ii) through May 1, 2003, directly or indirectly initiate contact (other than through general solicitation) with any client to transact with any other company business in which Instinet is currently engaged, including but not limited to institutional equities, clearing and after-hours trading, or to reduce or refrain from doing any such business with Instinet. The term "client" means any client of Instinet as of May 1, 2002 with whom Atkin either had material personal


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contact, or for whom he personally transacted business, and in either case whose identity became known to him in connection with his relationship with or employment by Instinet, provided, if any such client ceases to do business with Instinet, for reasons other than the direct or indirect action of Atkin, such entity shall no longer be deemed to be a client.

         12. Non-Disparagement. Atkin and Instinet each agree that through June 1, 2005 except, for truthful statements in any proceeding to enforce this Agreement or pursuant to a valid Subpoena or Court Order or pursuant to regulatory inquiry, neither will make or publish any statement (orally or in writing) that reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the other or, with respect to Instinet, any of its affiliates or any other entity or person within Instinet or its affiliates, any of their affairs or operations, or the reputations of any of their past or present officers, directors, agents, representatives and employees.

         13. Rights To Intellectual Property. Atkin acknowledges and agrees that Instinet is the sole and exclusive owner of all right, title and interest in and to all trademarks, copyrights and all other rights in and to all software, computer programs, works of authorship, writings (whether or not copyrightable), inventions (whether or not patentable), discoveries, methods, improvements, processes, ideas, systems, know-how, data, and any other intellectual creations of any nature whatsoever that Atkin developed, or assisted in the development of, in the course of his employment by Instinet (collectively, the "Instinet Intellectual Property"). All Instinet Intellectual Property is deemed to be "work made for hire" pursuant to the United States Copyright Act of 1976 (the "Act") and Instinet thereby owns all right, title and interest in all Instinet Intellectual Property. To the extent that the Instinet Intellectual Property or any part thereof is deemed by any court of competent jurisdiction or any governmental or regulatory agency not to be a "work made for hire" within the meaning of the Act, the provisions of this


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section will still control and, for the consideration set forth herein, Atkin hereby irrevocably and absolutely assigns, sets over and grants to Instinet the Instinet Intellectual Property and all of his rights therein. Atkin further agrees to deliver or execute such documents and to do or refrain from doing such acts as Instinet or its nominee may reasonably request to protect its rights in the Instinet Intellectual Property.

         14. Consultation and Cooperation By Atkin. Atkin agrees to make himself reasonably available (with due regard to his other commitments) to Instinet during the Severance Period to respond to requests by Instinet for information concerning facts or events relating to Instinet during his employment period that may be within his knowledge. Atkin will reasonably cooperate with Instinet (with due regard to his other commitments) in connection with any or all future litigation or regulatory proceedings brought by or against Instinet involving events during his employment period to the extent Instinet reasonably deems Atkin's cooperation either necessary or helpful. In the event that Instinet requires Atkin's cooperation, Instinet agrees to pay any of Atkin's reasonable expenses in providing such cooperation (such as travel and accommodations).

         15. Reemployment or Reinstatement. Atkin agrees not to seek reinstatement or reemployment with Instinet, and hereby waives any rights that may accrue to him from any rejection of any application for employment with Instinet that he may make.

         16. No Admission of Liability. By entering into this Agreement, the parties do not admit to any liability, wrongdoing, breach of any contract, commission of any tort or the violation of any statute or law alleged by the other to have been violated or otherwise.

         17. Entire Agreement and Severability. This Agreement constitutes the complete settlement of all issues and disputes existing between Atkin and Instinet as of the date hereof, and may not be modified except by a suitable writing signed by both Atkin and Instinet. This


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Agreement has been entered into by Atkin and Instinet voluntarily, knowingly, and upon advice of counsel. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. Sections 7 through 14 of the Employment Agreement shall be of no further force or effect.

         18. Injunctive Relief. Atkin acknowledges that a violation on Atkin's part of this Agreement, including in particular violation of the provisions of paragraphs 10, 11, and 12 would cause irreparable damage to Instinet. Accordingly, Atkin agrees that Instinet is entitled to injunctive relief from any court of competent jurisdiction for any actual or threatened violation of this Agreement in addition to any other remedies it may have.

         19. Challenge to Release. Atkin agrees that, without limiting Instinet's remedies, should he commence, continue, join in, or in any other manner attempt to assert through litigation or proceeding (a "Release Challenge") any claim released in connection herewith (provided if a class action is involved, Atkin's obligation is to opt out when given the opportunity), Instinet shall not be required to make any further payments to Atkin pursuant to this Agreement and that Instinet shall be entitled to recover all payments already made by it (including interest thereon) pursuant to paragraph 3 hereof, in addition to all damages, attorney's fees and costs, Instinet incurs in connection with the Atkin's Release Challenge. Atkin further agrees that Instinet shall be entitled to the repayments and recovery of damages described above, in connection with such Release Challenge, without waiver of or prejudice to the release granted by him in connection with this Agreement

         20. Attorney Fees. The parties agree that, in any suit brought by either party for breach of this Agreement by the other, the non-prevailing party will be liable for the reasonable attorneys fees of the prevailing party in those circumstances where the non-prevailing party is found to have acted frivolously or in bad faith.


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         21.      Execution.

         a. Atkin acknowledges that he has had more than twenty-one (21) days from his receipt of this document to review it. Upon execution, Atkin or his attorney must promptly send this document by overnight mail to the General Counsel at Instinet. A copy may be retained by Atkin.

         b. Following his signing of the Agreement, Atkin has the right to revoke the Agreement at any time within seven (7) calendar days of his signing it, not including the date of his signing (the "Revocation Period"). Notice of Revocation shall be given in writing and sent by overnight mail no later than the seventh day following the date Atkin signs this Agreement to General Counsel, Instinet Corporation, 3 Times Square, New York, NY 10036. If Atkin does not revoke the Agreement, this Agreement shall be deemed to be effective and to be enforceable as of the last date set forth opposite any signature hereto. If Atkin gives Notice of Revocation during the Revocation Period in the manner specified above, this Agreement shall become null and void and all rights and claims of the parties which would have existed, but for the execution of this Agreement shall be restored.

         22. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the law of the State of New York. Section 17(b) of the Employment Agreement shall apply to any dispute hereunder, subject to paragraph 20 above.


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         23. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the heirs, successors and assigns of the parties hereto.

         THE UNDERSIGNED, intending to be legally bound, have executed this Agreement on this 30th day of April, 2002.

DOUGLAS M. ATKIN                            INSTINET GROUP INCORPORATED



/s/ Douglas M. Atkin                               /s/ Andre F.H. Villeneuve
__________________________                  By:    _____________________________
                                                   Andre F.H. Villeneuve
                                                   Chairman



STATEMENT BY THE EMPLOYEE WHO IS SIGNING BELOW: INSTINET HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE. I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS RELEASE AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY (OVER A PERIOD OF AT LEAST 21 DAYS) TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO EXECUTING THIS DOCUMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I UNDERSTAND THAT I MAY REVOKE THIS RELEASE WITHIN SEVEN (7) DAYS FOLLOWING MY SIGNING, AND THIS RELEASE WILL NOT BECOME ENFORCEABLE OR EFFECTIVE UNTIL THAT SEVEN (7) DAY PERIOD HAS EXPIRED.

                                                              DOUGLAS M. ATKIN


                                                      /s/ Douglas M. Atkin
                                              Signed: __________________________

THIS IS A RELEASE.  READ CAREFULLY BEFORE SIGNING.

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